Exhibit 99.1

                       Dell Updates Q1 Earnings Guidance

     ROUND ROCK, Texas--(BUSINESS WIRE)--May 8, 2006--Dell (NASDAQ:DELL) said today it expects to achieve GAAP earnings per share of approximately 33 cents for its fiscal 2007 first quarter and expects revenue of approximately $14.2 billion versus its original guidance of $14.2 to $14.6 billion and earnings per share of 36 to 38 cents, including an estimated three cents of stock-based compensation. The shortfall in earnings versus previous guidance was driven primarily by pricing decisions in the second half of the quarter that the company expects will accelerate revenue growth in the future.
     "During Q1 we continued to execute on our strategy to reinvigorate growth by making investments in our support infrastructure and product quality and by accelerating pricing adjustments," said Kevin Rollins, Dell's Chief Executive Officer. "We are committed to delivering industry leading value to our customers, which ultimately results in industry leading growth for the company."
     Dell will announce financial results for fiscal 2007 first quarter on May
18.

     About Dell

     Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally every day than any computer company, placing it No. 25 on the Fortune 500. Company revenue for the last four quarters was $56 billion. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS.

     Special Note

     Statements in this press release that relate to future results and events (including statements about Dell's anticipated financial and operating performance) are forward-looking statements based on Dell's current expectations. Actual results in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties, including: general economic, business and industry conditions; the level and intensity of competition in the technology industry and the pricing pressures that have resulted; local economic and labor conditions, political instability, unexpected regulatory changes, trade protection measures, tax laws and fluctuations in foreign currency exchange rates; the ability to accurately predict product, customer and geographic sales mix; the ability to timely and effectively manage periodic product transitions; reliance on third-party suppliers for product components, including dependence on several single-source supplier relationships; the ability to effectively manage operating costs; the ability to attract and retain qualified personnel; the level of demand for the products and services Dell offers; the ability to manage inventory levels to minimize excess inventory, declining inventory values and obsolescence; and the effect of armed hostilities, terrorism, natural disasters and public health issues on the economy generally, on the level of demand for Dell's products and services and on Dell's ability to manage its supply and delivery logistics in such an environment. Additional discussion of these and other factors affecting Dell's business and prospects is contained in Dell's periodic filings with the Securities and Exchange Commission.

     Dell is a trademark of Dell Inc.

     Dell disclaims any proprietary interest in the marks and names of others.


     CONTACT: Dell, Round Rock
              Media Contacts:
              Jess Blackburn, 512-725-0187
              jess_blackburn@dell.com
              or
              Bob Pearson, 512-728-3256
              bob_pearson@dell.com
              or
              Investor Contacts:
              Lynn A. Tyson, 512-723-1130
              lynn_tyson@dell.com
              or
              Robert Williams, 512-728-7570
              robert_williams@dell.com